Exhibit 5.1

[Letterhead of Greenberg Traurig, LLP]

June 25, 2020

Paysign, Inc.

2615 St. Rose Parkway

Henderson, Nevada 89052

Re:       Registration Statement on Form S-1 (File No. 333-239237)

Ladies and Gentlemen:

We have acted as counsel to Paysign, Inc., a Nevada corporation (the “Company”), in connection with the Company’s registration of 1,514,166 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), covered by the above-referenced registration statement (including the prospectus contained therein, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of the Shares by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement. The Shares include (i) 264,166 shares of Common Stock owned by the Selling Stockholders (the “Owned Shares”), (ii) 750,000 shares of Common Stock to be received by the Selling Stockholders upon vesting of restricted stock awards by the Company (the “Vesting Shares”), and (ii) 500,000 shares of Common Stock that may be received by the Selling Stockholders upon exercise of options awards by the Company (the “Option Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with our representation of the Company and the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

1.             the Registration Statement and all amendments thereto, and the related form of prospectus contained therein, in the form in which it was transmitted to the Commission;

2.             the Company’s Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the State of Nevada;

3.             the Company’s Amended and Restated Bylaws;

4.             restricted stock and option agreements (the “Award Agreements”) between the Company and each of the Selling Stockholders, pertaining to the Vesting Shares and the Option Shares;

Paysign, Inc.

June 25, 2020

5.            resolutions adopted by the Board of Directors of the Company in respect of the Award Agreements and the issuance of the Shares, certified as of the date hereof by an officer of the Company; and

6.            such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the following: (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory; and (iv) the obligations of each party set forth in the Documents are valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such representations, documents, records and instruments.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

A.	The Owned Shares have been duly authorized and are validly issued, fully paid and nonassessable.

B.	The Vesting Shares have been duly authorized and, when delivered by the Company in accordance with the terms of the applicable Award Agreements, will be validly issued, fully paid and nonassessable.

C.	The Option Shares have been duly authorized and, when delivered by the Company upon exercise of the options and upon payment therefore, in accordance with the terms of the applicable Award Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. We do not express any opinion herein concerning any law other than the laws of the State of Nevada and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ GREENBERG TRAURIG, LLP